Exhibit 99.1
COMPANY NEWS RELEASE

AGCO Corporation 4205 River Green Parkway Duluth, GA USA 30096-2568 www.agcocorp.com Telephone 770.813.9200
FOR IMMEDIATE RELEASE
January 24, 2008

MEDIA CONTACT:	INVESTOR CONTACT:
Nancy Klentak	Greg Peterson
Manager, Public Relations	Director, Investor Relations
770-232-8209	770-232-8229
nancy.klentak@agcocorp.com	greg.peterson@agcocorp.com
AGCO APPOINTS GEORGE MINNICH TO BOARD OF DIRECTORS
Minnich Brings Extensive Financial Experience
DULUTH, GA – January 24, 2008 — AGCO Corporation (NYSE: AG), a worldwide manufacturer and distributor of agricultural equipment, today announced the appointment of George Minnich to its board of directors effective January 24, 2008.
     Mr. Minnich’s distinguished career has spanned more than 30 years, and his leadership experience includes positions as Senior Vice President and CFO of ITT Corporation; Vice President and CFO of Otis Elevator; Vice President and CFO of Carrier Corporation; and Audit Partner for Price Waterhouse. Mr. Minnich has been appointed Chairman of AGCO’s audit committee and he will also serve on the compensation committee.
     “We are very pleased to have George join AGCO’s Board of Directors,” said Martin Richenhagen, Chairman, President and CEO of AGCO. “His extensive financial background in a manufacturing environment makes him a valuable addition to our Board.”
About AGCO
Founded in 1990, AGCO Corporation (NYSE: AG) (www.agcocorp.com) is a global manufacturer of agricultural equipment and related replacement parts. AGCO offers a full product line including tractors, combines, hay tools, sprayers, forage, tillage equipment and implements, which are distributed through more than 3,600 independent dealers and distributors in more than 140 countries worldwide. AGCO products include the following well-known brands: AGCO®, Challenger®, Fendt®, Gleaner®, Hesston®, Massey Ferguson®, New Idea®, RoGator®, Spra-Coupe®, Sunflower®, Terra-Gator®, Valtra®, and White™ Planters. AGCO provides retail financing through AGCO Finance. The Company is headquartered in Duluth, Georgia, and, in 2006, had net sales of $5.4 billion.
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